Exhibit 99.1

Suffolk Bancorp Reports First Quarter 2016 Results

First Quarter 2016 Highlights

  Net income increased by 20.7% to $4.8 million versus first quarter 2015

  Total loans outstanding increased by 4.9% versus fourth quarter 2015 and 26.5% versus first quarter 2015

  Demand deposits, representing 42% of total deposits at March 31, 2016, increased by 15.8% versus first quarter 2015

  Core deposits increased by 5.4% versus fourth quarter 2015, funding 100% of first quarter 2016 loan growth

  Total cost of funds of 0.23% in first quarter 2016 resulted in strong core net interest margin of 3.80%

  Core operating efficiency ratio improved to 61.5% versus 66.4% in first quarter 2015

  Tangible book value per share increased by 7.7% to $16.95 at March 31, 2016 versus comparable 2015 date

RIVERHEAD, N.Y.--(BUSINESS WIRE)--April 28, 2016--Suffolk Bancorp (the “Company”) (NYSE:SCNB), parent company of Suffolk County National Bank (the “Bank”), today reported net income of $4.8 million, or $0.41 per diluted common share, for the first quarter of 2016 compared to $4.0 million, or $0.34 per diluted common share, a year ago.

The 20.7% increase in first quarter 2016 earnings versus the comparable 2015 period resulted principally from a $1.8 million increase in net interest income. Partially offsetting this improvement was a $199 thousand reduction in non-interest income, a $44 thousand increase in total operating expenses and a higher effective tax rate (29.0% versus 23.6%) in 2016 when compared to the first quarter of 2015. The provision for loan losses was $250 thousand in each period.

President & CEO Howard C. Bluver stated: “I am pleased to report another excellent quarter, characterized by strong loan and deposit growth, impressive expense control and steady credit performance.

“First, our lending businesses continued to perform exceedingly well in the first quarter. Linked quarter growth in our total loan portfolio was approximately $82 million, from $1.666 billion at December 31, 2015 to $1.748 billion at March 31, 2016, a 4.9% increase. Total loans at the end of the first quarter represented a 26.5% increase from the comparable quarter a year ago. The quarter’s loan growth reflected strong performance by lending teams situated in both our traditional markets in Suffolk County, as well as our expansion markets in Nassau County and New York City. It is gratifying to see that our core growth strategy of protecting and enhancing our traditional markets on the east end of Long Island while simultaneously expanding west has worked exactly as we have consistently articulated.

“That being said, over the past few months, we have become increasingly concerned with conditions in many of our local commercial real estate (“CRE”) markets, particularly those in the boroughs of New York City. We see worrisome signs of markets that are becoming overheated. We have also observed deterioration in underwriting standards elsewhere in the industry, which has often translated into borrower expectations for loan terms that we are simply not comfortable with. It is not unusual in the current environment for our lenders to see three or four term sheets from several banks on deals they are trying to win. Many times these term sheets reflect proposed credit terms that, in our view, are highly irrational. For example, many borrowers now expect loan-to-value ratios to be based on extremely low capitalization rates, which can present significant refinance risk in a high interest rate environment. Many borrowers are also requesting long interest only periods, low debt service coverage ratios, and limited financial performance covenants. As we have consistently articulated, we will compete fiercely for good deals on price because of the significant cost of funds advantage we have over most of the industry. However, we will not compromise on credit quality to win such deals. As a result of these concerns, we stopped accepting new applications for multifamily loans in the boroughs of New York City several weeks ago. In addition, we have taken recent steps to target future growth in non-CRE loans. For example, we have recently brought on several relationship managers with experience in commercial and industrial (“C&I”) lending, and have also enhanced our compliance and technology infrastructure in order to support a higher level of residential mortgage origination for our owned portfolio.

“In addition to the broader economic factors affecting CRE markets, it is also an area which has attracted significant regulatory scrutiny. The OCC, our primary bank regulator, has publicly expressed broadly applicable concerns over the last year about overheated conditions in many CRE markets. In response, we have decided to temporarily pull back from the CRE lending markets and, as described above, target future growth in C&I lending and residential mortgage portfolios. We expect to be back in the CRE lending markets later this year and in the interim intend to implement enhanced risk management processes to ensure that we are equipped to monitor market developments as well as remain compliant with regulatory guidance. While this shift in focus could have a negative impact on our revenue and earnings growth, we believe it is prudent in the current environment. We also expect the OCC to establish individual minimum capital ratios for the Bank that will require us to maintain a tier 1 leverage ratio of at least 9%, a tier 1 risk-based capital ratio of at least 11% and a total risk-based capital ratio of at least 12%. At March 31, 2016, the Bank satisfied these capital ratios, although there is no guarantee that the Bank will be able to maintain compliance with these heightened capital ratios. We are also exploring other options to ensure that we remain compliant with these capital requirements, including possible sales of selected investment securities and multifamily loans.”

Mr. Bluver continued: “Turning to the funding side of our balance sheet, I am pleased to report that our deposit businesses had another excellent quarter, allowing us to fund all of our quarterly loan production through core deposit growth. Total core deposits, consisting of demand, N.O.W., savings and money market accounts, grew approximately $85 million during the quarter, from $1.556 billion at December 31, 2015 to $1.641 billion at March 31, 2016, a 5.4% increase. Total core deposits represented 88% of total deposits at March 31, 2016. Total deposits, including time accounts, were $1.870 billion at March 31, 2016, representing a 17.5% increase from the comparable quarter a year ago. In addition, at the end of the first quarter, 42% of our total deposits were non-interest bearing demand deposits, resulting in an extraordinarily low cost of funds of 23 basis points and an attractive core net interest margin of 3.80%. Our attractive funding profile continues to prove that the core deposit franchise we have built over 126 years is unique in our marketplace and gives us a significant competitive advantage. While it is true that the current “lower for longer” interest rate environment is a major challenge for the industry, including us, and will result in continuing margin pressure moving forward, our cost of funds and resulting margin compared favorably to most of the industry in the first quarter.

“Credit quality continues to be strong in all categories. Total non-accrual loans at March 31, 2016 were $7.0 million, or 0.40% of total loans, compared to $5.5 million, or 0.33% of total loans at December 31, 2015 and $12.3 million, or 0.89% of total loans, in the comparable quarter a year ago. The slight quarterly increase in total non-accrual loans was attributable to a prudent decision to place a single relationship on non-accrual status, notwithstanding the fact that we believe we are adequately collateralized and are working with a cooperative borrower who remains current on all payment obligations. All other key credit metrics remain solid and reflect our steadfast commitment to a strong and highly disciplined credit culture. Early delinquencies (30-89 days past due), which we manage aggressively as a harbinger of future credit issues, remain extremely low at $1.2 million, or 0.07% of total loans at March 31, 2016. Given the continuous improvement we have seen in our credit profile, we also believe we are well reserved. Our allowance for loan losses at March 31, 2016 was $20.9 million, or 1.20% of total loans and 299% of total non-accrual loans.

“Finally, we continue to be vigilant in controlling operating expenses and improving our efficiency, while also making smart investments that will generate both revenue increases and operating efficiencies over time. Total operating expenses in the first quarter were $13.2 million, compared to $15.0 million in the fourth quarter of 2015. Excluding the $1.4 million one-time restructuring charge in connection with the core systems conversion recorded in the fourth quarter of 2015, linked quarter core operating expenses were $409 thousand less than the $13.6 million incurred in that period and virtually flat to the $13.1 million incurred in the comparable quarter a year ago. This improvement in operating leverage translated into an improvement in our core operating efficiency ratio during the first quarter to 61.5%, from 65.2% in the fourth quarter of 2015 and 66.4% in the comparable quarter a year ago. We have proven our ability to balance the need for investment to generate revenue with expense saves, something that has become a core part of our culture.”

Performance and Other Highlights

  Asset Quality – Total non-accrual loans were $7.0 million or 0.40% of loans outstanding at March 31, 2016 versus $5.5 million or 0.33% of loans outstanding at December 31, 2015 and $12.3 million or 0.89% of total loans outstanding at March 31, 2015. Total accruing loans delinquent 30 days or more were $1.2 million or 0.07% of loans outstanding at March 31, 2016 compared to $1.0 million or 0.06% of loans outstanding at December 31, 2015 and $1.1 million or 0.08% of loans outstanding at March 31, 2015. The Company recorded net loan charge-offs of $5 thousand in the first quarter of 2016 versus net loan recoveries of $370 thousand in the fourth quarter of 2015 and net loan charge-offs of $125 thousand in the first quarter of 2015. The allowance for loan losses totaled $20.9 million at March 31, 2016 versus $20.7 million at December 31, 2015 and $19.3 million at March 31, 2015, representing 1.20%, 1.24% and 1.40% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans was 299%, 374% and 157% at March 31, 2016, December 31, 2015 and March 31, 2015, respectively. The Company held OREO amounting to $650 thousand at March 31, 2016. The Company held no OREO during the other reported periods.
  Capital Strength – The Company’s capital ratios continue to exceed all regulatory requirements, including the individual minimum capital ratios that we expect the OCC to establish for the Bank. The Company’s tier 1 leverage ratio was 9.52% at March 31, 2016 versus 9.77% at December 31, 2015 and 10.13% at March 31, 2015. The Company’s tier 1 risk-based capital ratio was 11.48% at March 31, 2016 versus 11.68% at December 31, 2015 and 12.52% at March 31, 2015. The Company’s total risk-based capital ratio was 12.65% at March 31, 2016 as compared to 12.89% at December 31, 2015 and 13.77% at March 31, 2015. The Company’s tangible common equity to tangible assets ratio (“TCE ratio”) was 8.91% at March 31, 2016 versus 8.98% at December 31, 2015 and 9.77% at March 31, 2015.
  Core Deposits – Core deposits, consisting of demand, N.O.W., savings and money market accounts, totaled $1.641 billion at March 31, 2016 versus $1.556 billion at December 31, 2015 and $1.368 billion at March 31, 2015. Core deposits represented 88%, 87% and 86% of total deposits at March 31, 2016, December 31, 2015 and March 31, 2015, respectively. Demand deposits were $791 million at March 31, 2016, reflecting increases of 0.4% and 15.8% from $788 million and $683 million at December 31, 2015 and March 31, 2015, respectively. Demand deposits represented 42%, 44% and 43% of total deposits at March 31, 2016, December 31, 2015 and March 31, 2015, respectively.
  Loans – Loans outstanding at March 31, 2016 increased by $366 million, or 26.5%, to $1.75 billion when compared to March 31, 2015 and increased by $82 million, or 4.9%, when compared to December 31, 2015.
  Net Interest Margin – Net interest margin was 3.81% in the first quarter of 2016 versus 3.84% in the fourth quarter of 2015 and 3.99% in the first quarter of 2015. Adjusting for the impact of net non-accrual interest received in each period, the Company’s core net interest margin was 3.80% in the first quarter of 2016 as compared to 3.82% in the fourth quarter of 2015 and 3.99% in the first quarter of 2015. The average cost of funds was 0.23% in the first quarter of 2016 versus 0.21% in the fourth quarter of 2015 and 0.16% in the first quarter of 2015.
  Performance Ratios – Return on average assets and return on average common stockholders’ equity were 0.89% and 9.64%, respectively, in the first quarter of 2016 versus 0.69% and 7.33%, respectively, in the fourth quarter of 2015, and 0.85% and 8.79%, respectively, in the first quarter of 2015. Excluding the impact of the fourth quarter $1.4 million systems conversion expense, return on average assets and return on average common stockholders’ equity would have been 0.90% and 9.51%, respectively, in the fourth quarter of 2015.

Earnings Summary for the Quarter Ended March 31, 2016

The Company recorded net income of $4.8 million during the first quarter of 2016 versus $4.0 million in the comparable quarter a year ago. The 20.7% improvement in first quarter 2016 net income resulted from a $1.8 million increase in net interest income. Partially offsetting this positive factor was a $199 thousand decrease in non-interest income, largely the result of a $198 thousand net gain on the sale of portfolio loans recorded in 2015, a $44 thousand increase in total operating expenses and an increase in the effective tax rate to 29.0% in 2016 from 23.6% a year ago. A $250 thousand provision for loan losses was recorded in the first quarters of 2016 and 2015.

The $1.8 million or 10.9% improvement in first quarter 2016 net interest income resulted from a $247 million (13.9%) increase in average total interest-earning assets. Partially offsetting the earning asset growth was an 18 basis point decline in the Company’s net interest margin to 3.81% in 2016 from 3.99% in 2015. The Company’s first quarter 2016 average total interest-earning asset yield was 4.03% versus 4.15% in the comparable 2015 quarterly period. The decrease in the interest-earning asset yield in 2016 resulted from a 13 basis point decline in the average loan yield to 4.18% in 2016, partially offset by an improvement in the interest-earning asset mix to 83% loans in 2016 from 78% in the comparable 2015 period. Adjusting for the impact of net non-accrual interest received in each period, the Company’s core net interest margin was 3.80% in the first quarter of 2016 versus 3.99% in the comparable 2015 period. The Company’s average balance sheet mix continued to improve as average loans increased by $297 million (21.5%) versus first quarter 2015. The average securities portfolio decreased by $55 million to $304 million in the first quarter of 2016 versus the comparable 2015 period. The average yield on the investment portfolio was 3.59% in the first quarter of 2016 versus 3.81% a year ago. At March 31, 2016, tax-exempt municipal securities, at 37%, made up the largest component of the Company’s investment portfolio. The available for sale securities portfolio had an unrealized pre-tax gain of $5.1 million and the entire securities portfolio had an estimated weighted average life of 3.1 years at March 31, 2016.

The Company’s average cost of total interest-bearing liabilities increased by ten basis points to 0.37% in the first quarter of 2016 versus 0.27% in the comparable 2015 quarter. The Company’s total cost of funds, among the lowest in the industry, increased to 0.23% in the first quarter of 2016 versus 0.16% a year ago. Average core deposits increased $244 million (18.0%) to $1.6 billion during the first quarter of 2016 versus the first quarter of 2015, with average demand deposits representing 42% of first quarter 2016 average total deposits. Total deposits increased by $279 million or 17.5% to $1.9 billion at March 31, 2016 versus March 31, 2015. Core deposit balances, which represented 88% of total deposits at March 31, 2016, grew by $272 million or 19.9% during the same period. Average borrowings increased $10 million (8.3%) during the first quarter of 2016 compared to 2015 and were used, in part, to fund the growth in the Company’s loan portfolio. Total borrowings at March 31, 2016 were $160 million versus $90 million at the comparable 2015 date.

Total operating expenses increased by $44 thousand or 0.3% in the first quarter of 2016 versus 2015 principally the result of growth in other operating expenses of $246 thousand, consulting and professional services expense of $145 thousand and employee compensation and benefits expense of $60 thousand. Partially offsetting these increases was a reduction in 2016 data processing costs of $391 thousand versus the comparable 2015 period. The increase in consulting and professional services expense was largely due to a $113 increase in legal fees in 2016, while the increase in other operating expenses reflected $90 thousand in expenses associated with the transfer of a non-accrual loan to Other Real Estate Owned (“OREO”) during the first quarter of 2016. The improvement in data processing costs resulted from lower core systems expenses incurred in 2016 coupled with the impact of a $77 thousand one-time charge recorded in the first quarter of 2015. The Company’s core operating efficiency ratio improved to 61.5% in the first quarter of 2016 from 66.4% a year ago.

Non-interest income declined by $199 thousand in the first quarter of 2016 versus the comparable 2015 period. This reduction was principally due to reductions in net gain on the sale of portfolio loans (down $198 thousand) and net gain on sale of mortgage loans originated for sale (down $70 thousand). The net gain on the sale of portfolio loans in the first quarter of 2015 resulted from the sale of performing multifamily loans in that period. No portfolio loans were sold in 2016. Partially offsetting these declines were nominal increases in service charges on deposit accounts, other service charges, commissions and fees and income from bank-owned life insurance during the first quarter of 2016.

The Company recorded a provision for loan losses of $250 thousand in the first quarter of 2016 and 2015.

The Company recorded income tax expense of $2.0 million in the first quarter of 2016 resulting in an effective tax rate of 29.0% versus an income tax expense of $1.2 million and an effective tax rate of 23.6% in the comparable period a year ago. The increase in the 2016 effective tax rate resulted from growth in pre-tax income taxed at the 35% federal rate, coupled with a reduction in tax-exempt securities income versus the comparable 2015 period.

Asset Quality

Non-accrual loans totaled $7.0 million or 0.40% of loans outstanding at March 31, 2016 versus $5.5 million or 0.33% of loans outstanding at December 31, 2015 and $12.3 million or 0.89% of total loans outstanding at March 31, 2015. The allowance for loan losses as a percentage of total non-accrual loans amounted to 299%, 374% and 157% at March 31, 2016, December 31, 2015 and March 31, 2015, respectively. Total accruing loans delinquent 30 days or more amounted to $1.2 million or 0.07% of loans outstanding at March 31, 2016 compared to $1.0 million or 0.06% of loans outstanding at December 31, 2015 and $1.1 million or 0.08% of loans outstanding at March 31, 2015.

Total criticized and classified loans were $18 million at March 31, 2016 versus $21 million at December 31, 2015 and $44 million at March 31, 2015. Criticized loans are those loans that are not classified but require some degree of heightened monitoring. Classified loans were $11 million at March 31, 2016 as compared to $12 million at December 31, 2015 and $25 million at March 31, 2015. The allowance for loan losses as a percentage of total classified loans was 187%, 170% and 77%, respectively, at the same dates.

At March 31, 2016, the Company had $11 million in troubled debt restructurings (“TDRs”), primarily consisting of commercial and industrial loans, commercial real estate loans, residential mortgages and home equity loans totaling $1 million, $4 million, $5 million and $1 million, respectively. The Company had TDRs amounting to $12 million and $19 million at December 31, 2015 and March 31, 2015, respectively.

At March 31, 2016, the Company’s allowance for loan losses amounted to $20.9 million or 1.20% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 1.24% at December 31, 2015 and 1.40% at March 31, 2015. The Company recorded net loan charge-offs of $5 thousand in the first quarter of 2016 versus net loan recoveries of $370 thousand in the fourth quarter of 2015 and net loan charge-offs of $125 thousand in the first quarter of 2015. As a percentage of average total loans outstanding, these net amounts represented, on an annualized basis, 0.00% for the first quarter of 2016, (0.09%) for the fourth quarter of 2015 and 0.04% for the first quarter of 2015.

The Company held OREO amounting to $650 thousand at March 31, 2016 resulting from the addition of one residential property during the first quarter. The Company held no OREO during the other reported periods.

Capital

Total stockholders’ equity was $204 million at March 31, 2016 compared to $197 million at December 31, 2015 and $188 million at March 31, 2015. The increase in stockholders’ equity versus March 31, 2015 was due principally to net income recorded during the last twelve months, net of dividends paid. The Company’s return on average common stockholders’ equity was 9.64% for the quarter ended March 31, 2016 versus 8.79% for the comparable 2015 period.

The Bank’s tier 1 leverage, common equity tier 1 risk-based, tier 1 risk-based and total risk-based capital ratios were 9.30%, 11.21%, 11.21% and 12.38%, respectively, at March 31, 2016. Each of these ratios exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category.

The Company’s capital ratios also exceeded all regulatory requirements, including the individual minimum capital ratios that we expect the OCC to establish for the Bank, at March 31, 2016. The Company’s TCE ratio was 8.91% at March 31, 2016 versus 8.98% at December 31, 2015 and 9.77% at March 31, 2015.

Corporate Information

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Bank has 27 branch offices in Nassau, Suffolk and Queens Counties, New York. For more information about the Bank and its products and services, please visit www.scnb.com.

Non-GAAP Disclosure

This discussion includes non-GAAP financial measures of the Company’s TCE ratio, tangible common equity, tangible assets, core net income, core fully taxable equivalent (“FTE”) net interest income, core FTE net interest margin, core operating expenses, core non-interest income, core FTE non-interest income and core operating efficiency ratio. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of core net income, core FTE net interest income and core FTE net interest margin for the periods presented in this discussion, reconciliations to the most comparable U.S. GAAP measures are provided in the following tables. Such reconciliations for the TCE ratio, tangible common equity, tangible assets, core operating expenses, core non-interest income, core FTE non-interest income and core operating efficiency ratio are provided elsewhere herein.

	Three Months Ended March 31,
(in thousands)	2016	2015
CORE NET INCOME:
Net income, as reported	$4,838	$4,009

Adjustments:
Net non-accrual interest adjustment	(51)	(7)
OREO-related expenses	90	-
Total adjustments, before income taxes	39	(7)
Adjustment for reported effective income tax rate	11	(2)
Total adjustments, after income taxes	28	(5)

Core net income	$4,866	$4,004

	Three Months Ended March 31,
($ in thousands)	2016		2015
CORE NET INTEREST INCOME/MARGIN:
Net interest income/margin (FTE)	$19,179	3.81%	$17,496	3.99%

Net non-accrual interest adjustment	(51)	(0.01%)	(7)	0.00%

Core net interest income/margin (FTE)	$19,128	3.80%	$17,489	3.99%

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

Certain statements contained in this discussion are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified, that are beyond the Company’s control and that could cause future results to vary materially from the Company’s historical performance or from current expectations. These remarks may be identified by such forward-looking statements as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: increased capital requirements mandated by the Company’s regulators, including the individual minimum capital ratios that we expect the OCC to establish for the Bank; the Bank's temporary limitation on the growth of its CRE portfolio and the potentially adverse impact thereof on the Company’s overall business, financial condition and results of operation due to the importance of the Bank’s CRE business to the Company’s overall business, financial condition and results of operation; any failure by the Bank to comply with the individual minimum capital ratios (including as a result of increases to the Bank’s allowance for loan losses), which may result in regulatory enforcement actions; the duration of the Bank's limitation on the growth of its CRE portfolio, and the potentially adverse impact thereof on the Company’s overall business, financial condition and results of operation; the cost of compliance and significant amount of time required of management to comply with regulatory requirements; results of changes in law, regulations or regulatory practices; the Company’s ability to raise capital; competitive factors, including price competition; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; the Company’s ability to attract and retain key management and staff; any failure by the Company to maintain effective internal control over financial reporting; larger-than-expected losses from the sale of assets; and the potential that net charge-offs are higher than expected or for increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Financial Highlights Follow

CONSOLIDATED STATEMENTS OF CONDITION
(unaudited, dollars in thousands, except per share data)

	March 31, 2016	December 31, 2015	March 31, 2015
ASSETS
Cash and cash equivalents
Cash and non-interest-bearing deposits due from banks	$86,004	$75,272	$46,886
Interest-bearing deposits due from banks	31,182	22,814	12,138
Total cash and cash equivalents	117,186	98,086	59,024
Interest-bearing time deposits in other banks	-	-	10,000
Federal Reserve and Federal Home Loan Bank stock and other investments	10,531	10,756	6,800
Investment securities:
Available for sale, at fair value	249,263	247,099	291,557
Held to maturity (fair value $49,620, $63,272 and $65,414, respectively)	47,141	61,309	62,191
Total investment securities	296,404	308,408	353,748
Loans	1,748,072	1,666,447	1,382,160
Allowance for loan losses	20,930	20,685	19,325
Net loans	1,727,142	1,645,762	1,362,835
Loans held for sale	573	1,666	2,836
Premises and equipment, net	23,395	23,240	23,219
Bank-owned life insurance	52,729	52,383	45,418
Deferred tax assets, net	14,050	15,845	14,886
Accrued interest and loan fees receivable	6,570	5,859	6,482
Goodwill and other intangibles	2,834	2,864	3,043
Other real estate owned ("OREO")	650	-	-
Other assets	4,322	3,723	3,666
TOTAL ASSETS	$2,256,386	$2,168,592	$1,891,957

LIABILITIES & STOCKHOLDERS' EQUITY
Demand deposits	$790,678	$787,944	$682,593
Savings, N.O.W. and money market deposits	849,850	768,036	685,891
Subtotal core deposits	1,640,528	1,555,980	1,368,484
Time deposits	229,841	224,643	223,188
Total deposits	1,870,369	1,780,623	1,591,672
Borrowings	160,000	165,000	90,000
Unfunded pension liability	6,416	6,428	6,192
Capital leases	4,365	4,395	4,483
Other liabilities	11,519	14,888	12,050
TOTAL LIABILITIES	2,052,669	1,971,334	1,704,397
COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 15,000,000 shares authorized;
issued 14,019,302, 13,966,292 and 13,891,390, respectively;
outstanding 11,853,564, 11,800,554, and 11,725,652, respectively)	35,048	34,916	34,728
Surplus	46,997	46,239	44,495
Retained earnings	133,749	130,093	119,478
Treasury stock at par (2,165,738 shares)	(5,414)	(5,414)	(5,414)
Accumulated other comprehensive loss, net of tax	(6,663)	(8,576)	(5,727)
TOTAL STOCKHOLDERS' EQUITY	203,717	197,258	187,560
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$2,256,386	$2,168,592	$1,891,957

CONSOLIDATED STATEMENTS OF INCOME
(unaudited, dollars in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
INTEREST INCOME
Loans and loan fees	$17,222	$14,569
U.S. Government agency obligations	418	541
Obligations of states and political subdivisions	994	1,335
Collateralized mortgage obligations	79	182
Mortgage-backed securities	464	445
Corporate bonds	146	38
Federal funds sold, securities purchased under agreements to
resell and interest-bearing deposits due from banks	29	23
Dividends	75	60
Total interest income	19,427	17,193
INTEREST EXPENSE
Savings, N.O.W. and money market deposits	513	274
Time deposits	348	294
Borrowings	242	108
Total interest expense	1,103	676
Net interest income	18,324	16,517
Provision for loan losses	250	250
Net interest income after provision for loan losses	18,074	16,267
NON-INTEREST INCOME
Service charges on deposit accounts	776	747
Other service charges, commissions and fees	611	593
Net gain on sale of securities available for sale	6	26
Net gain on sale of portfolio loans	-	198
Net gain on sale of mortgage loans originated for sale	74	144
Income from bank-owned life insurance	346	309
Other operating income	79	74
Total non-interest income	1,892	2,091
OPERATING EXPENSES
Employee compensation and benefits	8,666	8,606
Occupancy expense	1,442	1,462
Equipment expense	386	385
Consulting and professional services	483	338
FDIC assessment	293	290
Data processing	179	570
Other operating expenses	1,703	1,457
Total operating expenses	13,152	13,108
Income before income tax expense	6,814	5,250
Income tax expense	1,976	1,241
NET INCOME	$4,838	$4,009

EARNINGS PER COMMON SHARE - BASIC	$0.41	$0.34
EARNINGS PER COMMON SHARE - DILUTED	$0.41	$0.34

CONSOLIDATED STATEMENTS OF INCOME
QUARTERLY TREND
(unaudited, dollars in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
INTEREST INCOME
Loans and loan fees	$17,222	$16,552	$15,798	$15,995	$14,569
U.S. Government agency obligations	418	477	530	531	541
Obligations of states and political subdivisions	994	1,049	1,114	1,276	1,335
Collateralized mortgage obligations	79	86	149	176	182
Mortgage-backed securities	464	438	441	443	445
Corporate bonds	146	132	96	45	38
Federal funds sold, securities purchased under agreements to
resell and interest-bearing deposits due from banks	29	12	7	20	23
Dividends	75	59	71	90	60
Total interest income	19,427	18,805	18,206	18,576	17,193
INTEREST EXPENSE
Savings, N.O.W. and money market deposits	513	477	338	294	274
Time deposits	348	379	396	353	294
Borrowings	242	132	94	108	108
Total interest expense	1,103	988	828	755	676
Net interest income	18,324	17,817	17,378	17,821	16,517
Provision for loan losses	250	-	350	-	250
Net interest income after provision for loan losses	18,074	17,817	17,028	17,821	16,267
NON-INTEREST INCOME
Service charges on deposit accounts	776	723	749	823	747
Other service charges, commissions and fees	611	686	759	680	593
Net gain on sale of securities available for sale	6	-	133	160	26
Net gain on sale of portfolio loans	-	-	370	-	198
Net gain on sale of mortgage loans originated for sale	74	66	85	61	144
Income from bank-owned life insurance	346	356	306	303	309
Other operating income	79	195	25	23	74
Total non-interest income	1,892	2,026	2,427	2,050	2,091
OPERATING EXPENSES
Employee compensation and benefits	8,666	8,344	7,980	8,516	8,606
Occupancy expense	1,442	1,439	1,401	1,373	1,462
Equipment expense	386	437	410	404	385
Consulting and professional services	483	668	609	544	338
FDIC assessment	293	280	226	286	290
Data processing	179	533	506	514	570
Nonrecurring project costs	-	1,443	-	-	-
Other operating expenses	1,703	1,860	1,536	1,537	1,457
Total operating expenses	13,152	15,004	12,668	13,174	13,108
Income before income tax expense	6,814	4,839	6,787	6,697	5,250
Income tax expense	1,976	1,202	1,864	1,579	1,241
NET INCOME	$4,838	$3,637	$4,923	$5,118	$4,009
EARNINGS PER COMMON SHARE - BASIC	$0.41	$0.31	$0.42	$0.44	$0.34
EARNINGS PER COMMON SHARE - DILUTED	$0.41	$0.31	$0.42	$0.43	$0.34
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$0.10	$0.10	$0.06	$0.06

STATISTICAL SUMMARY
(unaudited, dollars in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
EARNINGS:
Earnings per common share - diluted	$0.41	$0.34
Net income	4,838	4,009
Net interest income	18,324	16,517
Cash dividends per common share	0.10	0.06
AVERAGE BALANCES:
Total assets	$2,188,041	$1,905,403
Loans and performing loans held for sale	1,680,892	1,383,409
Investment securities	304,337	359,413
Interest-earning assets	2,024,141	1,777,320
Demand deposits	766,488	668,613
Core deposits (1)	1,600,941	1,357,241
Total deposits	1,826,831	1,572,401
Borrowings	134,407	124,111
Stockholders' equity	201,755	184,942
FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.89%	0.85%
Return on average stockholders' equity	9.64%	8.79%
Average loans/average deposits	92.01%	87.98%
Average core deposits/average deposits	87.63%	86.32%
Average demand deposits/average deposits	41.96%	42.52%
Net interest margin (FTE)	3.81%	3.99%
Operating efficiency ratio (2)	61.35%	66.33%
Core operating efficiency ratio (3)	61.50%	66.35%

(1) Demand, savings, N.O.W. and money market deposits.

(2) The operating efficiency ratio is calculated by dividing operating expenses less OREO-related expenses by the sum of fully taxable equivalent ("FTE") net interest income and non-interest income, excluding net gains and losses on sales of available for sale securities.

(3) The core operating efficiency ratio is not required by U.S. GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate core operating efficiency. Since there is no authoritative requirement to calculate this ratio, our ratio is not necessarily comparable to similar efficiency measures disclosed or used by other companies in the financial services industry. The core operating efficiency ratio is a non-GAAP financial measure and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with U.S. GAAP. The reconciliation of core operating expenses to U.S. GAAP total operating expenses and core non-interest income to U.S. GAAP total non-interest income and the calculation of the core operating efficiency ratio are set forth below:

Core operating expenses:
Total operating expenses	$13,152	$13,108
Adjust for OREO-related expenses	(90)	-
Core operating expenses	13,062	13,108
Core non-interest income:
Total non-interest income	1,892	2,091
Adjustments	-	-
Core non-interest income	1,892	2,091
Adjust for tax-equivalent basis	226	202
Core FTE non-interest income	2,118	2,293
Core operating efficiency ratio:
Core operating expenses	13,062	13,108
Core FTE net interest income	19,128	17,489
Core FTE non-interest income	2,118	2,293
Adjust for net gain on sale of securities available for sale	(6)	(26)
Total FTE revenue	21,240	19,756
Core operating expenses/total FTE revenue	61.50%	66.35%

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands)

RECONCILIATION OF BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

	Three Months Ended March 31,
	2016	2015

Weighted average common shares outstanding	11,714,826	11,602,924
Weighted average unvested restricted shares	114,369	91,503
Weighted average shares for basic earnings per share	11,829,195	11,694,427
Additional diluted shares:
Stock options	71,613	68,672
Weighted average shares for diluted earnings per share	11,900,808	11,763,099

CAPITAL RATIOS:
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Suffolk Bancorp:
Tier 1 leverage ratio	9.52%	9.77%	9.95%	10.10%	10.13%
Common equity tier 1 risk-based capital ratio	11.48%	11.68%	11.98%	12.01%	12.52%
Tier 1 risk-based capital ratio	11.48%	11.68%	11.98%	12.01%	12.52%
Total risk-based capital ratio	12.65%	12.89%	13.21%	13.26%	13.77%
Tangible common equity ratio (1)	8.91%	8.98%	9.38%	9.43%	9.77%
Total stockholders' equity/total assets (2)	9.03%	9.10%	9.51%	9.57%	9.91%

Suffolk County National Bank:
Tier 1 leverage ratio	9.30%	9.58%	9.78%	9.95%	10.02%
Common equity tier 1 risk-based capital ratio	11.21%	11.45%	11.77%	11.83%	12.38%
Tier 1 risk-based capital ratio	11.21%	11.45%	11.77%	11.83%	12.38%
Total risk-based capital ratio	12.38%	12.66%	13.01%	13.08%	13.63%
Tangible common equity ratio (1)	8.70%	8.79%	9.22%	9.29%	9.66%
Total stockholders' equity/total assets (2)	8.81%	8.91%	9.34%	9.42%	9.80%

(1) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by U.S. GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with U.S. GAAP. With respect to the calculation of the actual unaudited TCE ratios at March 31, 2016, reconciliations of tangible common equity to U.S. GAAP total common stockholders’ equity and tangible assets to U.S. GAAP total assets are set forth below:

Suffolk Bancorp:
Total stockholders' equity	$203,717	Total assets	$2,256,386	9.03%
Less: intangible assets	(2,834)	Less: intangible assets	(2,834)
Tangible common equity	$200,883	Tangible assets	$2,253,552	8.91%

Suffolk County National Bank:
Total stockholders' equity	$198,833	Total assets	$2,255,999	8.81%
Less: intangible assets	(2,834)	Less: intangible assets	(2,834)
Tangible common equity	$195,999	Tangible assets	$2,253,165	8.70%

(2) The ratio of total stockholders' equity to total assets is the most comparable U.S. GAAP measure to the non-GAAP tangible common equity ratio presented herein.

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands, except per share data)

	Periods Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015

LOAN DISTRIBUTION (1):
Commercial and industrial	$195,321	$189,769	$181,116	$196,881	$178,812
Commercial real estate	718,934	696,787	648,132	598,866	579,873
Multifamily	480,678	426,549	392,921	361,309	322,229
Mixed use commercial	83,421	78,787	64,381	50,372	35,333
Real estate construction	37,373	37,233	32,896	31,628	24,608
Residential mortgages	181,649	186,313	186,545	182,828	184,977
Home equity	45,447	44,951	46,990	48,298	49,440
Consumer	5,249	6,058	6,539	6,444	6,888
Total loans	$1,748,072	$1,666,447	$1,559,520	$1,476,626	$1,382,160
Sequential quarter growth rate	4.90%	6.86%	5.61%	6.83%	1.97%
Period-end loans/deposits ratio	93.46%	93.59%	86.84%	85.93%	86.84%

FUNDING DISTRIBUTION:
Demand	$790,678	$787,944	$801,212	$766,444	$682,593
N.O.W.	143,862	130,968	123,553	130,583	131,934
Savings	337,657	326,469	326,711	310,055	312,101
Money market	368,331	310,599	308,816	268,812	241,856
Total core deposits	1,640,528	1,555,980	1,560,292	1,475,894	1,368,484
Time	229,841	224,643	235,539	242,500	223,188
Total deposits	1,870,369	1,780,623	1,795,831	1,718,394	1,591,672
Borrowings	160,000	165,000	50,000	65,000	90,000
Total funding sources	$2,030,369	$1,945,623	$1,845,831	$1,783,394	$1,681,672
Sequential quarter growth rate - total deposits	5.04%	(0.85%)	4.51%	7.96%	2.29%
Period-end core deposits/total deposits ratio	87.71%	87.38%	86.88%	85.89%	85.98%
Period-end demand deposits/total deposits ratio	42.27%	44.25%	44.62%	44.60%	42.89%
Cost of funds for the quarter	0.23%	0.21%	0.18%	0.18%	0.16%

EQUITY:
Common shares outstanding	11,853,564	11,800,554	11,790,512	11,779,470	11,725,652
Stockholders' equity	$203,717	$197,258	$196,540	$191,151	$187,560
Book value per common share	17.19	16.72	16.67	16.23	16.00
Tangible common equity	200,883	194,394	193,625	188,159	184,517
Tangible book value per common share	16.95	16.47	16.42	15.97	15.74

(1) Excluding loans held for sale.

ASSET QUALITY ANALYSIS
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Non-performing assets (1):
Non-accrual loans:
Commercial and industrial	$4,128	$1,954	$3,662	$1,785	$3,035
Commercial real estate	1,959	1,733	1,746	1,759	6,647
Residential mortgages	724	1,358	1,424	1,465	2,074
Home equity	186	406	548	355	414
Consumer	1	77	121	165	122
Total non-accrual loans	6,998	5,528	7,501	5,529	12,292
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total non-performing loans	6,998	5,528	7,501	5,529	12,292
Non-accrual loans held for sale	-	-	-	-	-
OREO	650	-	-	-	-
Total non-performing assets	$7,648	$5,528	$7,501	$5,529	$12,292
Additions to non-accrual loans during the quarter	$2,519	$50	$3,118	$63	$496
Total non-accrual loans/total loans (2)	0.40%	0.33%	0.48%	0.37%	0.89%
Total non-performing loans/total loans (2)	0.40%	0.33%	0.48%	0.37%	0.89%
Total non-performing assets/total assets	0.34%	0.25%	0.36%	0.28%	0.65%

Troubled debt restructurings ("TDRs") (2):
Total TDRs	$11,343	$11,563	$12,560	$12,932	$18,741
Performing TDRs	9,267	9,239	10,172	10,091	9,418

Criticized and classified loans (2):
Special mention	$6,637	$9,197	$14,080	$15,466	$18,938
Substandard/doubtful	11,218	12,190	15,238	17,616	25,088
Total criticized and classified loans	$17,855	$21,387	$29,318	$33,082	$44,026

Activity in the allowance for loan losses:
Balance at beginning of period	$20,685	$20,315	$20,051	$19,325	$19,200
Less: charge-offs	66	3	253	9	493
Recoveries	61	373	167	735	368
Provision for loan losses	250	-	350	-	250
Balance at end of period	$20,930	$20,685	$20,315	$20,051	$19,325
Allowance for loan losses/non-accrual loans (1) (2)	299%	374%	271%	363%	157%
Allowance for loan losses/non-performing loans (1) (2)	299%	374%	271%	363%	157%
Allowance for loan losses/total loans (1) (2)	1.20%	1.24%	1.30%	1.36%	1.40%

Net charge-offs (recoveries):
Commercial and industrial	$(45)	$(350)	$114	$(693)	$149
Commercial real estate	(10)	(11)	(10)	(11)	(7)
Residential mortgages	(2)	(1)	(4)	(16)	(11)
Home equity	6	(5)	(10)	(5)	(2)
Consumer	56	(3)	(4)	(1)	(4)
Total net charge-offs (recoveries)	$5	$(370)	$86	$(726)	$125
Net charge-offs (recoveries) (annualized)/average loans	0.00%	(0.09%)	0.02%	(0.21%)	0.04%

Delinquencies and non-accrual loans
as a % of total loans (1):
Loans 30 - 59 days past due	0.05%	0.05%	0.05%	0.11%	0.05%
Loans 60 - 89 days past due	0.02%	0.01%	0.01%	0.20%	0.03%
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total accruing past due loans	0.07%	0.06%	0.06%	0.31%	0.08%
Non-accrual loans	0.40%	0.33%	0.48%	0.37%	0.89%
Total delinquent and non-accrual loans	0.47%	0.39%	0.54%	0.68%	0.97%

(1) At period end.

(2) Excluding loans held for sale.

NET INTEREST INCOME ANALYSIS
For the Three Months Ended March 31, 2016 and 2015
(unaudited, dollars in thousands)

	2016			2015
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$304,337	$2,715	3.59%	$359,413	$3,378	3.81%
Federal Reserve and Federal Home Loan Bank stock
and other investments	9,379	75	3.22	8,335	60	2.92
Federal funds sold, securities purchased under agreements
to resell and interest-bearing deposits due from banks	29,533	29	0.39	26,163	23	0.36
Loans and performing loans held for sale (2)	1,680,892	17,463	4.18	1,383,409	14,711	4.31
Total interest-earning assets	2,024,141	$20,282	4.03%	1,777,320	$18,172	4.15%
Non-interest-earning assets	163,900			128,083
Total assets	$2,188,041			$1,905,403

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$834,453	$513	0.25%	$688,628	$274	0.16%
Time deposits	225,890	348	0.62	215,160	294	0.55
Total savings and time deposits	1,060,343	861	0.33	903,788	568	0.25
Borrowings	134,407	242	0.72	124,111	108	0.35
Total interest-bearing liabilities	1,194,750	1,103	0.37	1,027,899	676	0.27
Demand deposits	766,488			668,613
Other liabilities	25,048			23,949
Total liabilities	1,986,286			1,720,461
Stockholders' equity	201,755			184,942
Total liabilities and stockholders' equity	$2,188,041			$1,905,403
Total cost of funds			0.23%			0.16%
Net interest rate spread			3.66%			3.88%
Net interest income/margin		19,179	3.81%		17,496	3.99%
Less tax-equivalent basis adjustment		(855)			(979)
Net interest income		$18,324			$16,517

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $614 and $837 in 2016 and 2015, respectively.

(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $241 and $142 in 2016 and 2015, respectively.

CONTACT:
Investors and Press:
Suffolk Bancorp
Brian K. Finneran, 631-208-2400
Executive Vice President & Chief Financial Officer
invest@scnb.com